Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into on the last date set forth in the signature page hereto, effective as of the Separation Date (as defined in Section 1 below), by and between COSÌ, INC., a Delaware corporation (the “Company”), and CHRISTOPHER AMES, a resident of the State of Illinois (“Employee”).
     Employee and the Company agree as follows:
          1. Resignation and Separation. The employment relationship between Employee and the Company shall terminate on August 26, 2008 (the “Separation Date”). Employee will be paid (a) Employee’s pro rata bi-weekly salary through the Separation Date, less applicable withholding taxes and deductions, (b) reimbursement for any expenses incurred in the ordinary course of business and in accordance with the Company’s business expense reimbursement policy, and (c) pro rata vacation earned but not yet taken through the Separation Date, less applicable withholding taxes and deductions (as summarized below):

Vacation, on a pro rata basis, as of August 26, 2008:

Total Gross Vacation Days:	13
Vacation Days Paid in the Current Year:	14
Net Vacation Days Accrued (but not taken) at Separation Date:	0
Employee’s medical and health benefits shall continue through the end of the calendar month during which the Separation Date occurs (i.e., August 26, 2008).
          2. Severance Compensation. Subject to the terms of this Agreement, and providing Employee executes and does not revoke this Agreement, the Company agrees to pay to Employee after the Separation Date the additional compensation set forth below:
          (a) Severance. Gross payments equal to TWELVE (12) WEEKS of Employee’s salary, totaling SIXTY THOUSAND NINE HUNDRED TWENTY THREE AND 04/00 DOLLARS ($60,923.04), less applicable withholding taxes and deductions, payable in bi-weekly equal installments on a schedule consistent with the Company’s payroll schedule, in the form of a check mailed to Employee’s last payroll address on file with the Company or to such other address as may be designated in writing by Employee. Such payments shall commence consistent with the Company’s first regularly scheduled pay date following Employee’s Separation Date and shall continue bi-weekly thereafter until such amount is paid in full.
          (b) Medical and Health Benefits. For the period commencing September 1, 2008 through September 30, 2008, the Company shall pay for the cost to continue Employee’s medical and health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). After September 30, 2008, Employee may elect, at Employee’s expense, to continue medical and health benefits coverage pursuant to Employee’s rights under COBRA.
Employee acknowledges that the foregoing payments set forth in this Section 2 are compensation which the Company would not be required to pay to Employee but for this Agreement. Except for the amounts expressly set forth in Section 1 above for services rendered through the end of the day on the Separation Date, and in this Section 2 above as additional compensation after the Separation Date, no other compensation or benefits, including, without limitation, compensation for unpaid salary, unpaid bonus, severance or accrued or unused vacation time or vacation pay, arising from or relating to Employee’s employment with the Company or the termination of Employee’s employment, are due to Employee by the Company under this Agreement or otherwise.
3. Return of Company Materials. Employee agrees to and shall promptly return to the Company at the Company’s Support Center, or such other location as may be agreed to by Employee and the Company, all property of the Company in Employee’s control or possession, in any media or format whatsoever, including, without limitation, confidential and proprietary information of the Company, keys, and key cards, security codes, laptop computer, training materials, financial information, budgets, business plans, files, customer lists, franchisee lists, and any other equipment, materials, or information of the Company. With respect to electronic data and/or other information of the Company stored in electronic format or media, Employee agrees to and shall promptly delete and destroy all electronically stored data and files, and at the Company’s request, certify in writing to the Company that Employee has done so.
4. Employee Release. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of Employee pursuant to this Agreement, and the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges and agrees, Employee, on behalf of Employee and Employee’s heirs, beneficiaries, agents, executors and assigns, hereby voluntarily, knowingly, and willingly releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs, agents and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans (collectively, the “Releasees”), from any and all claims, complaints, causes of action, charges, demands or rights, of any kind or nature whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Employee may have arising from or relating to Employee’s employment or termination from employment with the Company, and further including a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefits Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employment Retirement Income Security Act of 1974, as amended; any other federal, state or local laws against discrimination; or, any other federal, state, or local statute or common law relating to employment, wages, hours, or any other terms and conditions of employment, including, but not limited to, the Illinois Human Rights Act, and the Illinois Wage Payment and Collection Act and any other laws regarding the payment of wages, to the maximum extent permitted by law. This release further includes a release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Employee’s employment with or resignation or termination from the Company.
          This Section 4 shall operate as a general release and a covenant not to sue to the extent permitted by law. It is the intention of the parties in executing this Agreement that it shall be an effective bar to each and every claim, demand, and cause of action described in this Section 4, including known and unknown claims. This release is not intended as a bar to any claim that, by law, may not be waived, or a claim to challenge the validity of this Agreement. Employee waives any right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with and/or termination from Employee’s employment with the Company. Employee acknowledges that Employee has not suffered any on-the-job injury or condition for which Employee has not already filed a claim. Employee further acknowledges that Employee has no pending claims against the Company.
5. No Admission. This Agreement is not an admission by either Employee or the Company of any wrongdoing or liability.
6. Waiver of Reinstatement. Employee waives any right to reinstatement or future employment with the Company following Employee’s separation from the Company on the Separation Date.
7. No Disparagement. Employee agrees and shall not engage in any act that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or executives. Employee will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.
8. No Disclosure of Terms of Agreement. Employee, on Employee’s own behalf and on behalf of all others consulted by Employee concerning this Agreement, agrees that, as part of the consideration for the total sum of the amounts identified in Section 2 above, the facts, terms and conditions of this Agreement, and all negotiations related thereto, shall remain completely confidential, unless and except to the extent disclosure is required by law. Employee, on Employee’s own behalf and on behalf of all others consulted by Employee concerning this Agreement, agrees that there shall be no disclosure by Employee, directly or indirectly, of any information concerning the facts, terms and conditions of this Agreement, and all negotiations related thereto, except as required by law, to anyone other than the Internal Revenue Service and financial advisors of Employee.
9. Restrictive Covenants. Employees acknowledges and agrees that Employee continues to be bound by the restrictive covenants set forth in and the terms and conditions of that certain Confidentiality and Non-Compete Agreement dated on or about November 7, 2006 entered into between Employee and the Company, and that the terms and agreements thereof which are intended to survive Employee’s termination and separation of employment with the Company shall so survive and continue in full force and effect.
10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws.
11. Entire Agreement; Severability. This Agreement represents the complete agreement between Employee and the Company concerning the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and assigns and legal representatives on their behalf. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the fullest extent permitted by law.
12. Revocation Period. Employee may revoke his release of claims under the ADEA (as defined in Section 13(h) below) within the seven (7) day period following the execution of this Agreement by Employee. Any such revocation must be submitted in writing to the Company and to the person identified in the Company’s notice address set forth below the Company’s signature block on the signature page attached hereto, and must state, “I hereby revoke my release of claims under the ADEA.” If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized in the State of Illinois, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. In the event of Employee’s revocation under this provision of the Agreement, only the release of claims under the ADEA will be affected and the remainder of the Agreement shall remain in full force and effect and all other claims will remain released.
13. Knowing and Voluntary Execution. By executing this Agreement, Employee acknowledges that:
          (a) Employee has entered into this Agreement voluntarily and not as a result of coercion, duress, or undue influence;
          (b) Employee has read and fully understands the terms of this Agreement;
          (c) EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY AND/OR OTHER ADVISORS OF EMPLOYEE’S CHOICE BEFORE EXECUTING THIS AGREEMENT;
          (d) Employee understands that this Agreement is LEGALLY BINDING and by executing it Employee gives up certain rights;
          (e) Employee has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement (although Employee may voluntarily choose to execute this Agreement earlier) and to consult with an attorney;
          (f) Pursuant to Section 4 above, Employee VOLUNTARILY, KNOWINGLY, AND WILLINGLY RELEASES the Releasees from any and all claims Employee have, known or unknown, in exchange for the additional compensation provided to Employee by executing this Agreement;
          (g) Employee may revoke his release of claims under the ADEA within the seven (7) day period following Employee’s execution of this Agreement, as set forth in Section 12 above; and

          (h) The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS Employee may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act (“ADEA”).
14. Notice. Any notice required or permitted to be given hereunder shall be in writing and delivered by hand, express delivery or by a nationally recognized courier (i.e., DHL, Federal Express, UPS, etc.) or mailed by certified mail, return receipt requested, postage prepaid, addressed to the respective notice addresses set forth below each party’s name on the signature page.
15. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one and the same instrument. Signature by facsimile or other electronic transmission is hereby authorized and shall have the same force and effect as an original signature.
This Agreement has been executed by the parties as of the respective dates set forth below.

EMPLOYEE:	COMPANY:

COSI, INC., a Delaware corporation

/s/ CHRISTOPHER AMES	/s/ BECKY ILIFF
Name: CHRISTOPHER AMES	Name: Becky Iliff
Date: September 5, 2008, 2008	Title: Vice President of People
Date: September 8, 2008
Notice (Current) Address:
Notice Address:
2127 N Cleveland Avenue
Chicago, IL 60614
Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, IL 60015
Telephone:	Attn: Becky Iliff, V. P. of People
Telephone: (847) 597-8860

4